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                                                                    EXHIBIT 5.1

                               December 10, 1997

SouthWest Royalties Holdings, Inc.
407 North Big Spring
Midland, Texas 79702
Southwest Royalties, Inc.
407 North Big Spring
Midland, Texas 79702

Gentlemen:

  We have acted as counsel to Southwest Royalties Holdings, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the 10 1/2% Series A Senior Notes due 2004 and the 10 1/2% Series B Senior Notes due 2004 (collectively, the "Notes") to be issued by Southwest Royalties, Inc. (the "Issuer") and unconditionally guaranteed by the Company (the "Guarantee").

  We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificates of Incorporation, as amended, and Bylaws, as amended, of the Issuer and the Company, (ii) the Indenture dated as of October 14, 1997 (the "Indenture") by and among the Issuer, the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"), including the forms of the Notes attached thereto as Exhibits A and B and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals who have executed any of such documents.

  In rendering this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Notes will be issued and sold in compliance with applicable Federal and state securities laws and in the manner described in the Registration Statement and the Prospectus. We have also assumed, with respect to all of the documents referred to in this opinion letter, that: (i) such documents have been duly authorized by, have been duly executed and delivered by and (except to the extent set forth below as to the Issuer and the Company) constitute legal, validly binding and enforceable obligations of, all of the parties to such documents; (ii) all signatories to such documents have been duly authorized; and (iii) all of the parties to such documents are duly authorized and validly existing and have the power and authority to execute, deliver and perform such documents.

  Based on the foregoing, we are of the opinion that when the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, such Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principals of equity, and will be entitled to the benefits of the Indenture and Section 12 of the Indenture will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity, and will be entitled to the benefits of the Indenture.

  The foregoing opinion is limited in all respects to the laws of the State of New York and the Federal laws of the United States.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                     BAKER, DONELSON, BEARMAN & CALDWELL,
                                      P.C.